Exhibit 99.1

                                                                                                                                                                                                                                                                                                                                                                                                                                                Merisant
10 South Riverside Plaza
Suite 850
Chicago, Illinois 60606
312-840-6000

NEWS RELEASE
For Immediate Release

Merisant Worldwide Inc. Announces Chief Financial Officer Resignation

CHICAGO, IL, March 7, 2007 — Merisant Worldwide, Inc., a global leader in no-calorie tabletop sweeteners, and its affiliated subsidiaries announced today that Anthony J. (Tony) Nocchiero, chief financial officer, has resigned to pursue other professional opportunities.  The Company has commenced its search for a new chief financial officer and expects to complete it shortly.

“On behalf of our board and investors, we thank Tony for his contributions to our company, and wish him every success in the future,” said Paul Block, chief executive officer of Merisant.

Dana M. Voris, vice president, corporate controller and treasurer will assume Nocchiero’s responsibilities during the interim.  Ms. Voris has served in her present position since 2002 and joined Merisant as a finance director shortly after its divestiture from Monsanto Company in 2000.  Prior to joining Merisant, Ms. Voris served as the chief financial officer of the Nutrition and Consumer Products Sector of Monsanto.  Prior to joining Monsanto in 1989, Ms. Voris was an auditor at PricewaterhouseCoopers LLP.

“We remain focused on executing our growth strategy, reinvigorating the Equal® brand and introducing exciting new products to consumers, including innovative all-natural products under the Sweet Simplicity® brand,” said Block. “I look forward to discussing our fourth quarter and fiscal 2006 financial results with investors after our Annual Report has been filed.”

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners.  In addition to Equal®, Canderel®, Merisant markets its products under 20 other brands in over 85 countries.  For more information visit www.merisant.com.

Note to editors:  Equal® and Canderel® are registered trademarks of Merisant Company.

Contact:                                                   Joseph Poulos
Edelman
(312) 240-2719